Exhibit 99.1
G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229

Wayne S. Miller, Chief Operating Officer
G-III Apparel Group, Ltd.
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER
FISCAL 2012 RESULTS
—Net Sales for Second Quarter Increase 21.7% to $230 million—
— Reports Diluted Net Income per Share for Second Quarter of $0.08 versus Prior Year’s $0.15 —
     New York, New York — September 7, 2011 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2012.
     For the quarter ended July 31, 2011, G-III reported that net sales increased by 21.7% to $230 million from $189 million in the year-ago period. The Company reported net income for the second quarter of $1.6 million, or $0.08 per diluted share, compared to net income of $3.0 million, or $0.15 per diluted share, in the prior year’s comparable period.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We had a strong second quarter from a revenue perspective, but some softness in the market prompted us to provide higher levels of support and discounts to our customers. While this affected our gross margin in the quarter, we have done a good job of stimulating demand and keeping inventories current for us and our retail partners.”
     Mr. Goldfarb concluded, “We are shipping on a solid pace as we enter our key selling season. We believe that we are positioned properly for a strong second half. Our designs are trend-right across our suite of brands and product categories for fall and holiday and we have a compelling price and value relationship to show consumers. We continue to have a wide range of growth opportunities by brand, by category and by channel. We believe that we can continue to build our business both organically and through strategic acquisitions.”
Outlook

     The Company today revised its prior guidance for the full fiscal year ending January 31, 2012. The Company is now forecasting net sales of approximately $1.25 billion and net income between $62.5 million and $64.5 million, or a range of $3.05 and $3.15 per diluted share compared to its previous guidance of net sales of approximately $1.2 billion and net income between $64.5 million and $66.5 million, or a range of $3.15 and $3.25 per diluted share. The Company is now projecting EBITDA for fiscal 2012 to increase approximately 12% to 15% to between $115 million and $118 million compared to its previous guidance of between approximately $117 million and $121 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.
     For its third fiscal quarter ending October 31, 2011, the Company is forecasting net sales of approximately $500 million compared to $450 million in the comparable quarter last year. The Company is also forecasting net income for the third fiscal quarter between $46.2 million and $47.8 million, or between $2.25 and $2.35 per diluted share, compared to net income of $42.7 million, or $2.16 per diluted share in last year’s third quarter.
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates outlet stores under our Wilsons Leather name and is a party to a joint venture that operates outlet stores under the Vince Camuto name.

     Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGSM:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2011	2010	2011	2010
Net sales	$229,975	$188,960	$426,846	$343,237
Cost of sales	164,404	128,206	301,820	233,447

Gross profit	65,571	60,754	125,026	109,790

Selling, general and administrative expenses	59,826	53,844	117,751	103,525

Depreciation and amortization	1,852	1,277	3,376	2,557

Operating profit	3,893	5,633	3,899	3,708

Equity in joint venture	376	—	475
Interest and financing charges, net	952	634	1,711	996

Income before taxes	2,565	4,999	1,713	2,712

Income tax expense	1,000	2,000	668	1,085

Net income	$1,565	$2,999	$1,045	$1,627

Net income per common share:
Basic	$0.08	$0.16	$0.05	$0.09

Diluted	$0.08	$0.15	$0.05	$0.08

Weighted average shares outstanding:
Basic	19,848	19,126	19,784	19,016
Diluted	20,253	19,652	20,221	19,540

	At July 31,	At July 31,
Balance Sheet Data (in thousands):	2011	2010
Cash	$8,566	$6,147
Working Capital	240,431	175,877
Inventory	322,387	223,543
Total Assets	626,877	457,329
Short-term Revolving Debt	141,974	77,411
Total Stockholders’ Equity	309,679	239,709

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(In thousands)
(Unaudited)

	Forecasted	Actual
	Twelve Months Ending	Twelve Months Ended
	January 31, 2012	January 31, 2011
EBITDA, as defined	$115,200 - 118,200	$102,665
Depreciation and amortization	8,000	5,733
Interest and financing charges, net	5,500	4,027
Income tax expense	39,200 - 40,200	36,223

Net income	$62,500 - $64,500	$56,682

.
EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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